UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*


                              THE TIMKEN COMPANY
           --------------------------------------------------------
                               (Name of Issuer)


                        Common Stock Without Par Value
           --------------------------------------------------------
                        (Title of Class of Securities)


                                   887389104
           --------------------------------------------------------
                                (CUSIP Number)


                              Patricia Nachtigal
                    Senior Vice President, General Counsel
                            Ingersoll-Rand Company
                            200 Chestnut Ridge Road
                       Woodcliff Lake, New Jersey 07677
                                (201) 573-3473

           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                August 22, 2003
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13(d)-1(f) or 240.13d-1(g),
check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 7 Pages)

                                                              ------------------
CUSIP No.887389104                                             Page 2 of 7 Pages
                                                              ------------------

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Ingersoll-Rand Company
          13-5156640


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY:


________________________________________________________________________________
4.   SOURCE OF FUNDS:
          OO


________________________________________________________________________________
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                     [_]
________________________________________________________________________________
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:

     New Jersey

________________________________________________________________________________
               7.   SOLE VOTING POWER
                         0
  NUMBER OF

   SHARES      _________________________________________________________________
               8.   SHARED VOTING POWER
BENEFICIALLY             9,395,973

  OWNED BY
               _________________________________________________________________
    EACH       9.   SOLE DISPOSITIVE POWER
                         0
  REPORTING

   PERSON      _________________________________________________________________
               10.  SHARED DISPOSITIVE POWER
    WITH                 9,395,973


________________________________________________________________________________
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
               9,395,973


________________________________________________________________________________
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

                                                                      [_]
________________________________________________________________________________
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          11.0%


________________________________________________________________________________
14.  TYPE OF REPORTING PERSON:
          CO


________________________________________________________________________________

                                                              ------------------
CUSIP No.887389104                   13D                      Page 3 of 7 Pages
                                                              ------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Ingersoll-Rand (Barbados) Holding Incorporated
          c/o David King & Co.
          First Floor
          Trident House
          Lower Broad Street
          Bridgetown, Barbados


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY:



________________________________________________________________________________
4.   SOURCE OF FUNDS:
          00


________________________________________________________________________________
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
          Barbados


________________________________________________________________________________
               7.   SOLE VOTING POWER
                         0
  NUMBER OF

   SHARES      _________________________________________________________________
               8.   SHARED VOTING POWER
BENEFICIALLY             9,395,973

  OWNED BY
               _________________________________________________________________
    EACH       9.   SOLE DISPOSITIVE POWER
                         0
  REPORTING

   PERSON      _________________________________________________________________
               10.  SHARED DISPOSITIVE POWER
    WITH                 9,395,973


________________________________________________________________________________
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          9,395,973


________________________________________________________________________________
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

                                                                      [_]
________________________________________________________________________________
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          11.0%

________________________________________________________________________________
14.  TYPE OF REPORTING PERSON:
          CO

________________________________________________________________________________

                                                              ------------------
CUSIP No.887389104                                            Page 4 of 7 Pages
                                                              ------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Ingersoll-Rand Global Holding Company Limited
          Clarendon House
          2 Church Street
          Hamilton HM 11
          Bermuda


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY:


________________________________________________________________________________
4.   SOURCE OF FUNDS:

     00

________________________________________________________________________________
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                     [_]
________________________________________________________________________________
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
          Bermuda

________________________________________________________________________________
               7.   SOLE VOTING POWER
                         0
  NUMBER OF

   SHARES      _________________________________________________________________
               8.   SHARED VOTING POWER
BENEFICIALLY             9,395,973

  OWNED BY
               _________________________________________________________________
    EACH       9.   SOLE DISPOSITIVE POWER
                         0
  REPORTING

   PERSON      _________________________________________________________________
               10.  SHARED DISPOSITIVE POWER
    WITH                 9,395,973


________________________________________________________________________________
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          9,395,973


________________________________________________________________________________
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

                                                                      [_]
________________________________________________________________________________
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          11.0%

________________________________________________________________________________
14.  TYPE OF REPORTING PERSON:
          CO

________________________________________________________________________________

                                                              ------------------
CUSIP No.887389104                                            Page 5 of 7 Pages
                                                              ------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Ingersoll-Rand Company Limited
          Clarendon House
          2 Church Street
          Hamilton HM 11
          Bermuda


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY:



________________________________________________________________________________
4.   SOURCE OF FUNDS:
         00


________________________________________________________________________________
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                      [_]
________________________________________________________________________________
6.   CITIZENSHIP OR PLACE OF ORGANIZATION:
          Bermuda

________________________________________________________________________________
               7.   SOLE VOTING POWER
                         0
  NUMBER OF

   SHARES      _________________________________________________________________
               8.   SHARED VOTING POWER
BENEFICIALLY             9,395,973

  OWNED BY
               _________________________________________________________________
    EACH       9.   SOLE DISPOSITIVE POWER
                         0
  REPORTING

   PERSON      _________________________________________________________________
               10.  SHARED DISPOSITIVE POWER
    WITH                 9,395,973


________________________________________________________________________________
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
          9,395,973

________________________________________________________________________________
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:

                                                                      [_]
________________________________________________________________________________
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
          11.0%


________________________________________________________________________________
14.  TYPE OF REPORTING PERSON:
          CO


________________________________________________________________________________

                                                              ------------------
CUSIP No.887389104                                             Page 6 of 7 Pages
                                                              ------------------
Preamble

          This statement amends and supplements the Statement on Schedule 13D originally filed on February 28, 2003 (the "Statement") by Ingersoll-Rand Company, a New Jersey corporation ("IR"), Ingersoll-Rand (Barbados) Holding Incorporated ("IRBHI"), a Barbados corporation, in its capacity as the parent company of IR, Ingersoll-Rand Global Holding Company Limited ("IRGHC"), a Bermuda corporation, in its capacity as the parent company of IRBHI and Ingersoll-Rand Company Limited ("IR Bermuda"), a Bermuda corporation, in its capacity as the parent company of IRGHC (together with IR, IRBHI and IRGHC, the "Reporting Persons"), with respect to the common stock without par value (the "Timken Common Stock") of The Timken Company, an Ohio corporation ("Timken"). Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

Item 4.   Purpose of Transaction.

          Item 4 is hereby amended and supplemented by adding the following at the end thereof:

          Also see Item 6 below, the contents of which are incorporated herein by reference.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Timken.

          Item 6 is hereby amended and supplemented by adding the following at the end thereof:

          On August 18, 2003 the six-month period during which IR and IR Bermuda agreed, pursuant to the Standstill and Voting Agreement and subject to certain exceptions, not to transfer any Securities, expired. Notwithstanding the foregoing, certain limitations on IR's and IR Bermuda's ability to transfer Securities to certain persons or groups continue until such time as IR and IR Bermuda cease in the aggregate to own at least 4,272,890 shares of Timken Common Stock. In light of the expiration of the six-month period referred to above, the Reporting Persons are reviewing the possible courses of action available to them with respect to the disposition of all or part of the Timken Common Stock and may, subject to market conditions in effect from time to time, sell or otherwise dispose of all or part of the Timken Common Stock beneficially owned by them from time to time in any manner permitted by law and the Standstill and Voting Agreement.

                                                              ------------------
CUSIP No.887389104                   13D                      Page 7 of 7 Pages
                                                              ------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               INGERSOLL-RAND COMPANY


                               By /s/Timothy R. McLevish
                                  ----------------------
                                    Timothy R. McLevish
                                    Senior Vice President and
                                    Chief Financial Officer


                               INGERSOLL-RAND (BARBADOS) HOLDING INCORPORATED

                               By /s/Ronald G. Heller
                                  -------------------
                                    Ronald G. Heller
                                    Secretary


                               INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

                               By /s/Ronald G. Heller
                                  -------------------
                                    Ronald G. Heller
                                    Vice President and
                                    Assistant Secretary

                               INGERSOLL-RAND COMPANY LIMITED

                               By /s/Timothy R. McLevish
                                  ----------------------
                                    Timothy R. McLevish
                                    Senior Vice President and
                                    Chief Financial Officer


Dated: August 22, 2003